                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported: May 18, 2001)


                                AMERUS GROUP CO.
               (Exact Name of Registrant as Specified in Charter)


           IOWA                         000-30898                 42-1458424
(State or Other Jurisdiction       (Commission File Number)     (IRS Employer
     of Incorporation)                                       Identification No.)


699 WALNUT STREET
DES MOINES, IOWA                                                      50309-3948
(Address of Principal Executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (515) 362-3600

         On May 18, 2001, AmerUs Group Co. (the "Registrant") acquired all of the issued and outstanding stock of Indianapolis Life Insurance Company and filed with the Securities and Exchange Commission a Current Report on Form 8-K regarding such acquisition on May 23, 2001 (the "Report"). The Registrant omitted the financial statements and pro forma financial information required by
Item 7 (a) (1) - (2) of Form 8-K from the Report in accordance with Item 7 (a)
(4) and is filing such financial statements and pro forma financial information for Indianapolis Life Insurance Company in this amendment to the Report.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
                  INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

                  As permitted by Item 7 (a) (4) of Form 8-K, AmerUs hereby files the required financial statements of Indianapolis Life Insurance Company (ILICo).

         Referenced below are financial statements and information which are being filed as part of this Report.

                                                                                   Page Nos.
                                                                                   ---------
          Consolidated Financial Statements of Indianapolis Life
          Insurance Company for the Years Ended December 31, 2000,
          1999 and 1998, together with the report of Independent Auditors........    1-26

          Consolidated Balance Sheets
          March 31, 2001 (Unaudited) and December 31, 2000.......................    27-28

          Consolidated Statements of Income (Unaudited)
          For the Three Months Ended March 31, 2001 and 2000.....................    29

          Consolidated Statements of Policyowner's Surplus
          For the Three Months Ended March 31, 2001 (Unaudited) and
          the Year Ended December 31, 2000.......................................    30

          Consolidated Statements of Cash Flows (Unaudited)
          For the Three Months Ended March 31, 2001 and 2000.....................    31

          Notes to Consolidated Financial Statements (Unaudited) ................    32-33

          Management's Discussion and Analysis of Results of
          Operations and Financial Condition
          For the Three Months Ended March 31, 2001 and 2000.....................    33-41

         (b)      Pro Forma Financial Information.

                  As permitted by Item 7 (b) (2) of Form 8-K, AmerUs hereby files the required pro forma financial information.

         (c)      Exhibits

         23.1     Consent of Independent Auditors

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERUS GROUP CO.


                                        By: /s/ Michael G. Fraizer
                                            ------------------------------------
                                                Michael G. Fraizer
                                                Executive Vice President &
                                                Chief Financial Officer

Dated:  July 23, 2001

ITEM 7a. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.











CONSOLIDATED FINANCIAL STATEMENTS

Indianapolis Life Insurance Company and Subsidiaries

Years ended December 31, 2000, 1999 and 1998 with Report of Independent Auditors

              Indianapolis Life Insurance Company and Subsidiaries

                        Consolidated Financial Statements


                  Years ended December 31, 2000, 1999 and 1998




                                    CONTENTS

Report of Independent Auditors................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................................2
Consolidated Statements of Income.............................................4
Consolidated Statements of Policyowners' Surplus..............................5
Consolidated Statements of Cash Flows.........................................6
Notes to Consolidated Financial Statements....................................7

                         Report of Independent Auditors


Board of Directors
Indianapolis Life Insurance Company


We have audited the accompanying consolidated balance sheets of Indianapolis Life Insurance Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, policyowners' surplus and cash flows each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indianapolis Life Insurance Company and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ ERNST & YOUNG LLP

February 28, 2001

              Indianapolis Life Insurance Company and Subsidiaries

                           Consolidated Balance Sheets


                                                                DECEMBER 31
                                                         2000                  1999
                                                   --------------------------------------
ASSETS
Investments:
    Fixed maturity securities:
      Available for sale, at fair value             $ 3,852,177,748      $ 4,083,679,362
      Held to maturity, at amortized cost               227,084,246          252,226,207
    Equity securities, at fair value                     13,195,074            8,484,261
    Mortgage loans                                      369,510,962          378,053,935
    Policy loans                                        191,305,265          184,737,369
    Other invested assets                                10,021,712           12,248,011
    Cash and cash equivalents                            94,382,900          174,417,353
                                                   --------------------------------------
Total investments                                     4,757,677,907        5,093,846,498

Accrued investment income                                57,431,558           65,417,285
Reinsurance recoverable                                 267,097,679          236,849,542
Deferred acquisition costs                              351,575,420          328,711,527
Receivables and other assets                             12,026,622            8,377,412
Federal income taxes                                     20,052,918            2,504,823
Property and equipment                                   29,809,203           23,826,898
Present value of future profits                           7,959,364           10,293,213
Goodwill                                                 17,701,533           12,841,316
Separate account assets                                 353,233,026          341,088,253
                                                   --------------------------------------
Total assets                                        $ 5,874,565,230      $ 6,123,756,767
                                                   ======================================

See accompanying notes.

                                                                         DECEMBER 31
                                                                 2000                  1999
                                                           --------------------------------------
LIABILITIES AND POLICYOWNERS' SURPLUS
Liabilities:
    Policy reserves for future benefits                     $4,721,099,259        $5,039,879,222
    Other policyowner funds                                    189,907,621           142,752,796
    Accrued commissions and general expenses                     8,089,063             8,658,801
    Surplus notes                                               25,000,000            25,000,000
    Other liabilities and reserves                             138,431,218           157,076,129
    Deferred federal income taxes                               14,672,670            39,870,241
    Separate account liabilities                               353,233,026           341,088,253
                                                           --------------------------------------
Total liabilities                                            5,450,432,857         5,754,325,442

Minority interest in consolidated subsidiaries                 105,655,458            71,657,673

Policyowners' surplus:
    Accumulated other comprehensive income (loss)                  325,552           (10,228,978)
    Surplus                                                    318,151,363           308,002,630
                                                           --------------------------------------
Total policyowners' surplus                                    318,476,915           297,773,652




                                                           --------------------------------------
Total liabilities and policyowners' surplus                 $5,874,565,230        $6,123,756,767
                                                           ======================================

               Indianapolis Life Insurance Company and Subidiaries

                        Consolidated Statements of Income


                                                                             YEAR ENDED DECEMBER 31
                                                                    2000               1999              1998
                                                               ----------------------------------------------------
REVENUES
Premiums                                                        $ 162,355,933       $165,234,240      $168,538,387
Policy and contract charges                                        76,766,251         64,466,246        44,452,479
Net investment income                                             273,251,144        256,904,634       194,081,412
Net realized capital gains                                          9,249,931          4,822,798         8,200,716
                                                               ----------------------------------------------------
Total revenues                                                    521,623,259        491,427,918       415,272,994

BENEFITS AND EXPENSES
Policy benefits                                                   346,760,726        312,845,116       256,853,599
Underwriting, acquisition and insurance
    expenses                                                      103,575,055        139,539,808        92,636,739
Reorganization costs                                               12,928,485            907,299                 -
Interest                                                            2,165,000          2,165,000         2,165,000
Dividends to policyowners                                          30,124,666         32,981,886        32,348,774
                                                               ----------------------------------------------------
Total benefits and expenses                                       495,553,932        488,439,109       384,004,112
                                                               ----------------------------------------------------

Income before federal income taxes and minority
    interest                                                       26,069,327          2,988,809        31,268,882

Federal income taxes                                               11,637,338          1,592,549         8,636,298
                                                               ----------------------------------------------------
Income before minority interest                                    14,431,989          1,396,260        22,632,584
Minority interest in consolidated subsidiaries                      4,283,256          2,212,346         1,440,804
                                                               ----------------------------------------------------
Net income (loss)                                               $  10,148,733       $   (816,086)     $ 21,191,780
                                                               ====================================================

See accompanying notes.

              Indianapolis Life Insurance Company and Subsidiaries

                Consolidated Statements of Policyowners' Surplus


                                                            ACCUMULATED
                                                               OTHER                                TOTAL
                                                           COMPREHENSIVE                         POLICYOWNERS'
                                                            INCOME (LOSS)        SURPLUS            SURPLUS
                                                           ---------------------------------------------------
Balance at January 1, 1998                                  $ 17,803,911      $287,626,936      $ 305,430,847

Net income                                                             -        21,191,780         21,191,780
Change in net unrealized gains on available
   for sale securities, net of deferred taxes                    757,181                 -            757,181
                                                                                               ---------------
Comprehensive income                                                                               21,948,961

                                                           ---------------------------------------------------
Balance at December 31, 1998                                  18,561,092       308,818,716        327,379,808

Net loss                                                               -          (816,086)          (816,086)
Change in net unrealized gains on available
   for sale securities, net of deferred taxes                (28,790,070)                -        (28,790,070)
                                                                                               ---------------
Comprehensive loss                                                                                (29,606,156)

                                                           ---------------------------------------------------
Balance at December 31, 1999                                 (10,228,978)      308,002,630        297,773,652

Net income                                                             -        10,148,733         10,148,733
Change in net unrealized gains on available
   for sale securities, net of deferred taxes                 10,554,530                 -         10,554,530
                                                                                               ---------------
Comprehensive income                                                                               20,703,263

                                                           ---------------------------------------------------
Balance at December 31, 2000                                $    325,552      $318,151,363      $ 318,476,915
                                                           ===================================================

See accompanying notes.

              Indianapolis Life Insurance Company and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                                                   YEAR ENDED DECEMBER 31
                                                                        2000                1999                1998
                                                                ------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                $    10,148,733      $      (816,086)     $    21,191,780
Minority interest in consolidated subsidiaries                         4,283,256            2,212,346            1,440,804
Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
   Amortization expense                                                2,629,025            2,692,182            3,216,228
   Net realized capital gains                                         (9,249,931)          (4,822,798)          (8,200,716)
   Changes in operating assets and liabilities:
     Current and deferred income taxes                                (5,993,239)         (10,163,631)          (2,505,567)
     Deferred acquisition costs                                      (77,896,053)        (103,826,849)         (95,711,160)
     Amortization of deferred acquisition costs                       49,146,028           53,448,031           38,570,727
     Policyowner assessments on universal life                       (75,345,362)         (64,466,196)         (39,164,220)
     Interest credited to policyowner accounts                        57,864,320           50,005,468           44,785,497
     Liabilities for future policy benefits                           12,357,786           77,700,696          149,209,152
     Policy, contract claims and other policyowner funds              48,479,136           21,640,545            9,895,239
     Accrued investment income                                         7,988,685          (15,955,323)         (17,017,725)
     Reinsurance recoverable                                        (317,393,069)         749,573,935          994,694,353
     Other assets and liabilities                                    (37,662,115)         101,557,491           (7,132,479)
                                                                ------------------------------------------------------------
Net cash provided (used) by operating activities                    (330,642,800)         858,779,811        1,093,271,913

INVESTING ACTIVITIES
Proceeds from sales, calls or maturities:
   Fixed maturities                                                2,274,213,588          875,168,492          431,355,518
   Equity securities                                                   9,315,752           20,827,171            2,068,161
   Mortgage loans                                                     17,475,361           27,788,245           30,065,959
   Other invested assets                                               9,406,242            2,067,187            1,917,288
Purchases:
   Fixed maturities                                               (2,041,244,077)      (2,026,527,626)      (1,710,789,182)
   Equity securities                                                 (18,871,752)         (25,148,486)         (22,719,732)
   Mortgage loans                                                     (8,950,766)         (50,217,045)         (53,806,953)
   Other invested assets                                             (15,025,540)          (4,007,884)          (2,912,810)
   Change in policy loans                                             (6,567,896)             173,383           (2,772,983)
                                                                ------------------------------------------------------------
Net cash provided (used) by investing activities                     219,750,912       (1,179,876,563)      (1,327,594,734)

FINANCING ACTIVITIES
Capital contributions from minority interest in subsidiaries         100,000,000           16,500,000           59,256,667
Purchase of minority interest in subsidiaries                        (77,240,539)                   -                    -
Deposits to policyowner accounts                                     204,337,552          337,967,494          408,894,932
Withdrawals from policyowner accounts                               (196,239,578)        (140,334,352)         (78,971,883)
                                                                ------------------------------------------------------------
Net cash provided by financing activities                             30,857,435          214,133,142          389,179,716
                                                                ------------------------------------------------------------

Net increase (decrease) in cash                                      (80,034,453)        (106,963,610)         154,856,895
Cash and cash equivalents at beginning of year                       174,417,353          281,380,963          126,524,068
                                                                ------------------------------------------------------------
Cash and cash equivalents at end of year                         $    94,382,900      $   174,417,353      $   281,380,963
                                                                ============================================================

See accompanying notes.

              Indianapolis Life Insurance Company and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 2000

1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Indianapolis Life Insurance Company (the "Company") is incorporated in the State of Indiana and is qualified to do business in forty-six states and the District of Columbia. Being a mutual company, it is owned and operated exclusively for the benefit of its policyowners. The Company's business consists primarily of providing individual life and annuity policies. The consolidated financial statements include the Company and its majority-owned subsidiary, The Indianapolis Life Group of Companies, Inc. ("IL Group"). IL Group is a holding company that owns IL Annuity and Insurance Company, Bankers Life Insurance Company of New York, Western Security Life Insurance Company and IL Securities, Inc.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All significant intercompany balances and transactions have been eliminated.

Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The Company and its insurance subsidiaries also each prepare their financial statements in conformity with accounting practices prescribed or permitted by the Department of Insurance of the respective state of domicile, which practices differ from GAAP, for the purpose of filing with regulatory authorities. The Company's statutory surplus at December 31, 2000 and 1999 was $91,603,466 and $102,608,552, respectively. The Company's statutory net income (loss), excluding subsidiaries, for 2000, 1999 and 1998 was $1,221,337, ($11,483,379), and
$14,052,835, respectively.

In 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification"), which will be effective January 1, 2001. Codification will result in changes to certain accounting practices that the Company uses to prepare statutory-basis financial statements. Management believes the impact of these changes will not result in a material reduction in the Company's statutory-basis capital and surplus as of adoption.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

Generally, the net assets of the Company's insurance subsidiaries available for transfer to the Company are limited to the amounts that the insurance subsidiaries' net assets of approximately $54,610,000 at December 31, 2000, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities.

INVESTMENTS

Fixed maturity securities which may be sold to meet liquidity and other needs of the Company are categorized as available for sale and are reported at fair value with unrealized gains and losses reported as a separate component of policyowners' surplus. Fixed maturity securities which the Company has the positive intent and ability to hold to maturity are categorized as held-to-maturity and are reported at amortized cost. Equity securities are classified as available-for-sale and carried at fair value.

Cash and cash equivalents include all highly liquid debt instruments which have original maturities of three months or less, and are stated at cost which approximates fair value.

Mortgage loans and policy loans are stated at aggregate unpaid balances.

Realized gains and losses on sale or maturity of investments are based on specific identification of the investments sold and do not include amounts allocable to separate accounts. At the time a decline in value of an investment is determined to be other than temporary, a provision for loss is recorded which is included in realized investment gains and losses.

DEFERRED ACQUISITION COSTS

Costs of acquiring new business which vary with and are primarily related to the production of new business have been deferred to the extent that such costs are deemed recoverable. Such costs include commissions, certain costs of policy underwriting and issue and certain variable agency expenses. These costs are amortized with interest as follows:

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

         For participating whole life insurance products, over 30 years in relation to the present value of estimated gross margins from expenses, surrender gains, investments and mortality, discounted using the expected investment yield.

         For universal life-type policies and investment contracts, 30 years and 15 years, respectively, in relation to the present value of estimated gross profits from surrender charges and investment, mortality and expense margins, discounted using the interest rate credited to the policy.

Recoverability of the unamortized balance of deferred policy acquisition costs is evaluated regularly. For universal life-type contracts, investment contracts and participating whole life policies, the accumulated amortization is adjusted (increased or decreased) whenever there is a material change in the estimated gross profits or gross margins expected over the life of a block of business in order to maintain a consistent relationship between cumulative amortization and the present value of gross profits or gross margins. For all contracts, the unamortized asset balance is reduced by a charge to income when the present value of future cash flows, net of policy liabilities, is not sufficient to cover such asset balance.

PROPERTY AND EQUIPMENT

Property and equipment are stated on the basis of cost, less allowances for depreciation of $34,268,926 and $29,087,910 at December 31, 2000 and 1999,
respectively. Depreciation has been computed using the straight-line method at rates based on estimated useful lives.

INTANGIBLE ASSETS

Present value of future profits has been recorded in connection with the acquisition of subsidiaries. The initial value is based on the actuarially determined present value of the projected future gross profits from the in-force business acquired. The value of insurance in force purchased is amortized on a constant yield basis over the estimated life of the insurance in force at the date of acquisition in proportion to the emergence of profits over a period of approximately 20 years. Accumulated amortization of present value of future profits is $14,569,908 and $13,053,567 at December 31, 2000 and 1999,
respectively.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS (CONTINUED)

Goodwill represents the excess of cost of acquisition of subsidiaries over the fair value of net assets acquired and is amortized using the straight-line method over 20 years. Accumulated amortization of goodwill is $5,362,428 and $4,471,710 at December 31, 2000 and 1999, respectively.

SEPARATE ACCOUNTS

Separate account assets and liabilities represent funds that are separately administered, principally for variable annuity contracts, and for which the contractholder, rather than the Company, bears the investment risk. Separate account contractholders have no claim against the assets of the general account of the Company. Separate account assets are reported at fair value. The operations of the separate accounts are not included in the accompanying consolidated financial statements.

POLICY RESERVES FOR FUTURE BENEFITS

Reserves for participating whole life policies are calculated using the net level premium method and assumptions as to interest and mortality. The interest rates and the mortality rates are those guaranteed in the calculation of cash surrender values described in the contract. Deposit administration funds are reserved using various rates as the interest credited generally fluctuates with interest rate changes in the market place. Reserves for term life policies are determined using the 1980 4% Commissioner's Reserve Valuation Method.

Reserves for universal life policies and investment contracts are the account values (premiums and interest credits less mortality and expense charges) plus a deferred revenue liability, if any, for excess first-year policyowner charges and net unrealized gains (losses) on investments allocated to policyowners.

The Company waives deduction of deferred fractional premiums upon death of insureds and returns any portion of the final premium beyond the date of death. Surrender values are not promised in excess of the legally computed reserves.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

Reinsurance premiums, expenses, recoveries and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts, and reported on a gross basis.

PREMIUMS AND RELATED BENEFITS AND EXPENSES

Premium income is recognized as revenue when due.

The dividend scales used for determination of dividends payable to policyowners are approved by the Board of Directors. The liability for policy dividends payable in the following year is estimated based on approved dividend scales and historical experience and is charged to current operations. Participating policies represent approximately 26% and 31% of the life insurance inforce at December 31, 2000 and 1999, respectively, and approximately 64%, 71% and 77% of premiums in 2000, 1999 and 1998, respectively.

THIRD-PARTY ADMINISTRATORS

The Company has contractual arrangements with three third-party administrators to distribute and administer its annuity products. One of the third-party administrators, Legacy Marketing Group, distributes and administers the majority of this business.

COMPREHENSIVE INCOME

Comprehensive income is reported separately in policyowners' surplus and is comprised of the results of operations and the change in a portion of unrealized gains or losses in the Company's available-for-sale securities.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

The Company's reclassification adjustment for 2000 and 1999 is as follows:

             YEAR ENDED DECEMBER 31, 2000                        GROSS             TAX EFFECT              NET
                                                            --------------------------------------------------------
Unrealized holding gains arising during year                 $  46,671,175        $(16,334,911)        $ 30,336,264
Reclassification adjustment for gains realized in net
   income                                                      (39,618,087)         13,866,330          (25,751,757)
Allocated to future policy benefit reserves                      7,741,674          (2,709,586)           5,032,088
Deferred acquisition costs valuation                             1,442,977            (505,042)             937,935
                                                            --------------------------------------------------------
Change in net unrealized gains on available for sale
   securities                                                $  16,237,738        $ (5,683,208)        $ 10,554,530
                                                            ========================================================

             YEAR ENDED DECEMBER 31, 1999                        GROSS             TAX EFFECT              NET
                                                            --------------------------------------------------------
Unrealized holding gains arising during year                 $  88,171,160        $(30,859,906)        $ 57,311,254
Reclassification adjustment for gains realized in net
   income                                                      (10,949,979)          3,832,493           (7,117,486)
Allocated to future policy benefit reserves                   (113,900,988)         39,865,346          (74,035,642)
Deferred acquisition costs valuation                            (7,612,609)          2,664,413           (4,948,196)
                                                            --------------------------------------------------------
Change in net unrealized gains on available for sale
   securities                                                $ (44,292,416)       $ 15,502,346         $(28,790,070)
                                                            ========================================================

             YEAR ENDED DECEMBER 31, 1998                        GROSS             TAX EFFECT              NET
                                                            --------------------------------------------------------
Unrealized holding gains arising during year                 $ 138,646,372        $(48,526,230)        $ 90,120,142
Reclassification adjustment for gains realized in net
   income                                                      (21,935,229)          7,677,330          (14,257,899)
Allocated to future policy benefit reserves                    (86,663,175)         30,332,111          (56,331,064)
Deferred acquisition costs valuation                           (28,883,074)         10,109,076          (18,773,998)
                                                            --------------------------------------------------------
Change in net unrealized gains on available for sale
   securities                                                $   1,164,894        $   (407,713)        $    757,181
                                                            ========================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


1. ORGANIZATION, BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

During 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Investments and Hedging Activities" (SFAS No. 133) which is effective January 1, 2001. SFAS No. 133 defines derivative instruments and provides comprehensive accounting and reporting standards for the recognition and measurement of derivative and hedging activities. The Statement requires all derivatives to be recorded in the balance sheet at fair value. The impact of adopting SFAS No. 133 as of January 1, 2001 will be to reduce net income in 2001 by approximately $1,000,000 and will be recorded as a cumulative effect adjustment.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. AFFILIATION

At December 31, 1999, American United Life Insurance Company ("AUL"), an Indiana-domiciled mutual life insurance company, and Legacy Marketing Group ("Legacy"), a third party administrator, owned 33% and 6%, respectively, of IL Group.

On February 18, 2000, the Company entered into a definitive agreement with AmerUs Group Co. ("AmerUs"), formerly American Mutual Holding Company and AmerUs Life Holdings, Inc., which contemplates the ultimate combination of AmerUs and the Company. The transaction, which includes demutualization by the Company, is subject to various governmental and insurance department approvals and is expected to be finalized during the second quarter of 2001. Under the agreement, AmerUs initially acquired a 45% ownership interest in IL Group for $100,000,000, and IL Group used the proceeds of the investment to repurchase the ownership interests of AUL and Legacy in their entirety. The Company incurred costs related to this reorganization of $12,928,485 and $907,299 in 2000 and 1999, respectively.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


3. INVESTMENTS

Fixed maturity and equity securities consist of the following at December 31:

                                                                    2000
                                   -------------------------------------------------------------------------
                                                            GROSS            GROSS
                                      AMORTIZED           UNREALIZED       UNREALIZED             FAIR
                                        COST                GAINS            LOSSES               VALUE
                                   -------------------------------------------------------------------------
Available for sale:
Fixed maturity securities:
   U.S. government and agencies     $  239,377,063     $    8,140,200     $       45,835     $  247,471,428
   Corporate                         3,285,046,248        176,260,447        196,874,160      3,264,432,535
   Asset backed securities              46,707,540            309,968          1,061,565         45,955,943
   Mortgage backed securities          286,274,928          8,597,225            554,311        294,317,842
                                   -------------------------------------------------------------------------
Total fixed maturity securities      3,857,405,779        193,307,840        198,535,871      3,852,177,748

Equity securities:
   Preferred stock                       2,093,905             21,595                461          2,115,039
   Common stock                         11,480,468            841,649          1,242,082         11,080,035
                                   -------------------------------------------------------------------------
Total equity securities                 13,574,373            863,244          1,242,543         13,195,074
                                   -------------------------------------------------------------------------
                                    $3,870,980,152     $  194,171,084     $  199,778,414     $3,865,372,822
                                   =========================================================================
Held to maturity:
U.S. government and agencies        $    4,774,643     $      192,624     $            -     $    4,967,267
Corporate                              216,080,657          7,981,481            877,741        223,184,397
Asset backed securities                          -                  -                  -                  -
Mortgage backed securities               6,228,946            263,775                  -          6,492,721
                                   -------------------------------------------------------------------------
                                    $  227,084,246     $    8,437,880     $      877,741     $  234,644,385
                                   =========================================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


3. INVESTMENTS (CONTINUED)

                                                                      1999
                                   -------------------------------------------------------------------------
                                                           GROSS              GROSS
                                      AMORTIZED          UNREALIZED         UNREALIZED           FAIR
                                         COST              GAINS              LOSSES             VALUE
                                   -------------------------------------------------------------------------
Available for sale:
Fixed maturity securities:
   U.S. government and agencies     $  190,185,642     $      252,024     $    5,485,691     $  184,951,975
   Corporate                         3,442,292,423        274,177,787        173,901,920      3,542,568,290
   Asset backed securities              55,987,689             50,116          1,821,998         54,215,807
   Mortgage backed securities          303,425,996          3,785,185          5,267,891        301,943,290
                                   -------------------------------------------------------------------------
Total fixed maturity securities      3,991,891,750        278,265,112        186,477,500      4,083,679,362

Equity securities:
   Preferred stock                       1,062,970                  -            103,720            959,250
   Common stock                          7,574,702            607,955            657,646          7,525,011
                                   -------------------------------------------------------------------------
Total equity securities                  8,637,672            607,955            761,366          8,484,261
                                   -------------------------------------------------------------------------
                                    $4,000,529,422     $  278,873,067     $  187,238,866     $4,092,163,623
                                   =========================================================================
Held to maturity:
U.S. government and agencies        $    5,181,652     $       41,542     $      108,440     $    5,114,754
Corporate                              238,901,798          3,918,262          5,686,435        237,133,625
Asset backed securities                    166,633                657                  -            167,290
Mortgage backed securities               7,976,124                  -            234,217          7,741,907
                                   -------------------------------------------------------------------------
                                    $  252,226,207     $    3,960,461     $    6,029,092     $  250,157,576
                                   =========================================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


3. INVESTMENTS (CONTINUED)

The amortized cost and fair value of fixed maturity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             AVAILABLE FOR SALE                   HELD TO MATURITY
                                    -------------------------------------------------------------------------
                                        AMORTIZED            FAIR            AMORTIZED             FAIR
                                          COST               VALUE              COST               VALUE
                                    -------------------------------------------------------------------------
Due in one year or less              $   56,744,135     $   63,872,059     $   15,529,585     $   15,560,242
Due after one year through five
   years                              1,246,378,809      1,217,993,169        101,329,150        104,526,901
Due after five years through ten
   years                                894,811,508        875,750,030         56,848,324         59,000,840
Due after ten years                   1,374,182,147      1,400,244,647         47,148,242         49,063,681
Mortgage-backed securities              286,274,928        294,317,843          6,228,945          6,492,721
                                    -------------------------------------------------------------------------
                                     $3,858,391,527     $3,852,177,748     $  227,084,246     $  234,644,385
                                    =========================================================================

Net investment income consisted of the following:

                                         2000                1999                  1998
                                    --------------------------------------------------------
Fixed maturity securities            $235,723,904         $210,785,436         $148,322,043
Equity securities                         120,995              165,680               97,018
Mortgage loans                         31,716,045           32,708,068           29,697,737
Real estate                                     -                    -                8,280
Policy loans                           12,645,973           12,159,354           13,256,324
Short term investments                  6,981,061           11,594,939           10,322,418
Other                                   4,291,792            7,259,596            4,183,019
                                    --------------------------------------------------------
Gross investment income               291,479,770          274,673,073          205,886,839
Less investment expenses               18,228,626           17,768,439           11,805,427
                                    --------------------------------------------------------
Net investment income                $273,251,144         $256,904,634         $194,081,412
                                    ========================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


3. INVESTMENTS (CONTINUED)

Net unrealized gains (losses) on available-for-sale securities are as follows:

                                                                          DECEMBER 31
                                                                  2000                 1999
                                                             ------------------------------------
Fixed maturities:
   Gross unrealized gains                                     $ 193,307,840       $ 278,265,112
   Gross unrealized losses                                     (198,535,871)       (186,477,500)
                                                             ------------------------------------
                                                                 (5,228,031)         91,787,612
Equity securities:
   Gross unrealized gains                                           863,244             607,955
   Gross unrealized losses                                       (1,242,543)           (761,366)
                                                             ------------------------------------
                                                                   (379,299)           (153,411)

Deferred income taxes                                             2,573,249         (34,640,881)
Allocated to future policy benefit reserves                       5,032,088         (74,035,642)
Deferred acquisition costs and present value of future
   profits valuation                                             (1,368,014)          5,236,231
Minority interest in consolidated subsidiaries                     (304,441)          1,577,113
                                                             ------------------------------------
                                                              $     325,552       $ (10,228,978)
                                                             ====================================

Proceeds from sales of available for sale securities during 2000, 1999 and 1998 were $2,147,082,063, $716,775,997 and $226,690,947, respectively. Gross gains of
$166,562,086, $27,245,476 and $20,437,597 and gross losses of $104,527,532,
$17,377,449 and $1,563,754 were realized in 2000, 1999 and 1998, respectively.

The Company maintains a diversified mortgage loan portfolio and exercises internal limits on concentrations of loans by geographic area, industry, use and individual mortgagor. Net realized capital gains include write downs and changes in the reserve for losses on mortgage loans and foreclosed real estate of $(86,270), $232,548 and $248,135 for 2000, 1999, and 1998, respectively.

The Company has outstanding mortgage loan commitments at December 31, 2000, of approximately $8,700,000.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


4. FEDERAL INCOME TAXES

A reconciliation of federal income taxes computed at statutory tax rates to federal income tax expense is as follows:

                                                   2000              1999             1998
                                              --------------------------------------------------
Income tax computed at statutory tax rates     $  9,124,264      $  1,046,038      $ 10,944,109
Demutualization expenses                          4,766,156                 -                 -
Mutual company differential earning amount                -         2,637,919        (2,754,247)
Tax credits                                      (1,966,357)       (1,801,377)       (1,383,442)
Amortization of goodwill                            389,439           279,988           650,710
Dividend received deduction                        (741,932)         (187,000)                -
Other                                                65,768          (383,019)        1,179,168
                                              --------------------------------------------------
Federal income taxes                           $ 11,637,338      $  1,592,549      $  8,636,298
                                              ==================================================

Federal income taxes consist of the following:

                                                   2000              1999             1998
                                              --------------------------------------------------
     Current taxes                             $    308,297      $  9,324,472      $ 14,380,161
     Deferred taxes (credits)                    11,329,041        (7,731,923)       (5,743,863)
                                              --------------------------------------------------
     Total                                     $ 11,637,338      $  1,592,549      $  8,636,298
                                              ==================================================


Significant components of the deferred tax assets (liabilities) at December 31, 2000 and 1999 are as follows:

                                                                   2000              1999
                                                              ---------------------------------
      Insurance reserves                                       $ 79,886,092      $ 86,202,023
      Deferred policy acquisition costs                         (88,161,260)      (79,514,798)
      Unrealized depreciation (appreciation) of securities        1,896,101       (34,241,704)
      Investments                                                (3,875,604)       (9,604,925)
      Present value of future profits                            (2,275,336)       (2,806,055)
      Other                                                      (1,384,480)          930,471
                                                              ---------------------------------
      Total deferred tax liabilities                            (13,914,487)      (39,034,988)
      Valuation allowance                                          (758,183)         (835,253)
                                                              ---------------------------------
      Net deferred tax liabilities                             $(14,672,670)     $(39,870,241)
                                                              =================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


4. FEDERAL INCOME TAXES (CONTINUED)

Valuation allowances have been recorded for operating losses, credit carryovers and alternative minimum tax credit carryovers. The amount of the tax net operating loss carryforwards are $1,592,754 at December 31, 2000. The operating loss carryovers expire between 2012 and 2017.

The Company paid federal income taxes of $22,182,789, $13,839,934 and $18,102,557 in 2000, 1999 and 1998, respectively and received refunds of $4,424,205 and $3,257,067 in 2000 and 1999, respectively.

5. REINSURANCE

The Company has entered into reinsurance cession agreements with other insurance companies to limit the net loss arising from large risks and maintain its exposure to loss within its capital resources. The Company remains liable for ceded risks in the event that reinsurers do not meet their obligations. Management believes its reinsurers will meet their obligations under existing contracts.

The effects of reinsurance on premiums were as follows:

                                         2000             1999               1998
                                    ---------------------------------------------------
    Reinsurance assumed              $ 54,733,302      $ 47,600,550      $ 41,940,233
    Reinsurance ceded                 (79,798,329)      (71,099,915)      (56,776,068)

Reinsurance recoveries on ceded reinsurance contracts were $34,159,587, $28,126,006 and $23,457,066 during 2000, 1999 and 1998, respectively.

IL Annuity and Insurance Company has entered into modified coinsurance cession agreements covering flexible premium deferred annuity policies distributed through a third-party administrator. Future policy benefit reserves include reinsurance payable of $1,987,574,940 and $2,279,437,605 at December 31, 2000
and 1999, respectively. Net realized capital gains are net of realized gains allocated to the reinsurer of $44,898,593, $15,316,835 and $14,194,580 in
2000,1999 and 1998, respectively.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


6. BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan, which generally covers all qualified employees that have attained the age of twenty-one. Benefits are based on years of service and compensation levels during employment. All Plan assets consist primarily of deposit administration funds and group annuity contracts held by the Company. Company contributions to the Plan are computed actuarially and funded annually.

The Company's Board of Directors approved a special Early Retirement Window for Plan participants, which was accompanied by a plan curtailment of benefits. Individuals meeting certain employment status, service and age criteria as of an effective date of December 31, 2000 were eligible for early retirement, all which occurred on or before December 31, 2000. The actuarial valuation reflects the financial effects on the Plan of both the curtailment and Early Retirement Window. The financial impact on pension expense in 2000 as a result of the curtailment and early retirement was approximately $3.7 million.

In addition to the Company's defined benefit plan, the Company offers retired employees, retired full-time agents and eligible spouses and dependents certain postretirement benefits such as medical, life, and dental insurance.

The most recent actuarial valuation date for pension benefits and postretirement benefits was September 30 and December 31, respectively.

The reconciliation of the benefit obligation is as follows:

                                                                      PENSION BENEFITS
                                                           2000              1999             1998
                                                       -------------------------------------------------
Benefit obligation at beginning of year                 $32,910,998       $31,443,397      $26,371,315

Service cost                                              1,673,086         1,593,714        1,224,152
Interest cost                                             2,221,492         2,043,821        1,845,992
Actuarial (gain) loss                                    (3,525,928)       (1,129,236)       3,013,204
Benefits paid                                            (1,008,593)       (1,040,698)      (1,011,266)
Additional obligation resulting from
curtailment and window                                    2,693,040                 -                -
                                                       -------------------------------------------------
Benefit obligation at end of year                       $34,964,095       $32,910,998      $31,443,397
                                                       =================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


6. BENEFIT PLANS (CONTINUED)

                                                                       POSTRETIREMENT BENEFITS
                                                             2000              1999             1998
                                                        --------------------------------------------------
Benefit obligation at beginning of year                  $ 8,330,104        $6,717,388        $6,450,925

Service cost                                                 252,424           281,668           229,772
Interest cost                                                501,152           558,538           437,536
Actuarial (gain) loss                                     (1,322,396)        1,200,682                 -
Benefits paid                                               (404,262)         (428,172)         (400,845)
                                                        --------------------------------------------------
Benefit obligation at end of year                        $ 7,357,022        $8,330,104        $6,717,388
                                                        ==================================================

The changes in pension plan assets were as follows:

                                                                           PENSION BENEFITS
                                                             2000              1999             1998
                                                        --------------------------------------------------
Fair value of plan assets at beginning of year           $27,588,103        $25,191,760      $23,046,044

Actual return on plan assets                               1,885,328          1,790,758        1,681,535
Employer contributions                                       542,810          1,608,017        1,473,610
Benefits paid                                             (1,160,574)        (1,002,432)      (1,009,429)
Additional benefits paid resulting from retirement
window                                                      (520,478)                 -                -
                                                        --------------------------------------------------

Fair value of plan assets at end of year                 $28,335,189        $27,588,103      $25,191,760
                                                        ==================================================

The reconciliation of the funded status to the net benefit cost recognized is as follows:

                                                                            PENSION BENEFITS
                                                              2000              1999             1998
                                                        --------------------------------------------------
Funded status                                            ($3,415,388)      ($5,322,895)      ($6,251,637)
Unfunded additional benefits resulting from
    curtailment and retirement window                     (3,213,518)                -                 -
Unrecognized net loss                                        518,799         4,101,140         5,154,917
Unrecognized transition obligation                         1,048,358         1,248,046         1,404,052
                                                        --------------------------------------------------

Prepaid (accrued) benefit cost at December 31            ($5,061,749)       $   26,291        $  307,332
                                                        ==================================================

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


6.  BENEFIT PLANS (CONTINUED)

                                                       POSTRETIREMENT BENEFITS
                                               2000              1999              1998
                                           -------------------------------------------------
Funded status                               ($7,357,022)      ($8,330,104)     ($6,717,388)
Unrecognized net loss                           367,866           834,481        1,512,229
Unrecognized prior service cost                 773,994           435,809       (1,486,994)
                                           -------------------------------------------------

Accrued benefit cost at December 31         ($6,215,162)      ($7,059,814)     ($6,692,153)
                                           =================================================

The weighted average assumptions used in calculating the accrued liabilities are as follows:

                                                  PENSION BENEFITS                     POSTRETIREMENT BENEFITS
                                               2000       1999       1998            2000       1999       1998
                                              -----------------------------         -----------------------------
Discount rate                                  7.50%      6.75%      6.50%           7.50%      7.25%      7.00%
Rate of compensation increase                  4.50%      4.50%      4.50%           5.00%      5.00%      5.00%
Expected rate of return on plan assets         8.00%      8.00%      8.00%              -          -          -

The assumed health care cost trend rate used in measuring the postretirement benefit obligations were as follows:

2000
Under age 65                        7.8% with an assumed graded decrease to 5%
Over age 65                         7.5% with an assumed graded decrease to 5%
1999
Under age 65                        8.2% with an assumed graded decrease to 5%
Over age 65                         7.8% with an assumed graded decrease to 5%
1998
Under age 65                        8.6% with an assumed graded decrease to 5%
Over age 65                         8.2% with an assumed graded decrease to 5%

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


6. BENEFIT PLANS (CONTINUED)

Below are the components of net periodic benefit cost:

                                                                 PENSION BENEFITS
                                                       2000             1999             1998
                                                   ------------------------------------------------
Service cost                                        $ 1,673,086      $ 1,593,714      $ 1,224,152
Interest cost                                         2,185,916        2,008,426        1,809,049
Expected return on assets                            (2,206,693)      (2,007,071)      (1,832,667)
Amortization of unrecognized net loss                    55,191          137,985                -
Amortization of transition obligation                   156,006          156,006          156,006
                                                   ------------------------------------------------
Net periodic benefit cost                           $ 1,863,506      $ 1,889,060      $ 1,356,540
                                                   ================================================

                                                              POSTRETIREMENT BENEFITS
                                                           2000             1999             1998
                                                   ------------------------------------------------
Service cost                                        $   252,424      $   281,668      $   229,772
Interest cost                                           501,152          558,538          437,536
Amortization of unrecognized prior service cost         (79,002)        (169,106)        (288,005)
Amortization of unrecognized net loss                    82,387          124,733          144,909
                                                   ------------------------------------------------
Net periodic benefit cost                           $   756,961      $   795,833      $   524,212
                                                   ================================================

The Company sponsors a salary reduction/savings plan for employees as defined by
Section 401(k) of the Internal Revenue Code. Participants may contribute on a pre-tax basis from 1% to 15% of their eligible earnings up to a maximum amount as permitted by law. Voluntary employee contributions are matched at an amount equal to 50% of the first 3% of each participant's contribution. Contributions made by the Company totaled $251,154, $271,307 and $282,510 for 2000, 1999 and
1998, respectively. Other liabilities and reserves include $12,910,540 and $11,915,375 at December 31, 2000 and 1999, respectively, relating to the plan.

The Company has a defined contribution pension plan covering substantially all of the agents. Company contributions are based on agent compensation and are funded annually; contributions for 2000, 1999 and 1998 were $146,955, $202,000 and $266,000, respectively. Other policyowner funds include $12,511,470 and $13,631,072 at December 31, 2000 and 1999, respectively, relating to the plan.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000

6. BENEFIT PLANS (CONTINUED)

The Company also sponsors a deferred compensation plan for agents and a separate deferred compensation plan for officers and directors. Other liabilities and reserves include $7,382,615 and $5,797,227 at December 31, 2000 and 1999,
respectively, relating to these plans. The deferred compensation plans are contributory and nonqualified.

7. SURPLUS NOTES

Any payment of interest and repayment of principal on the surplus notes may be paid only out of the Company's earnings, subject to approval by the Indiana Department of Insurance. A summary of the terms of these surplus notes follows:

                                                                           ACCRUED
                                                           ANNUAL          INTEREST
         DATE        INTEREST          AMOUNT             INTEREST            AT              DATE OF
        ISSUED         RATE           OF NOTES              PAID           DECEMBER 31        MATURITY
-----------------------------------------------------------------------------------------------------------
      May 8, 1996      8.66%         $25,000,000         $2,165,000         $541,250        April 1, 2011

8. COMMITMENTS AND CONTINGENCIES

The Company is involved in pending and threatened litigation of the character incidental to the business transacted. Management believes that the conclusion of the litigation will not have a material adverse affect on the Company's financial position or results of operations.

During 1999, the Company reached an agreement to settle a market conduct class action lawsuit. The terms of the agreement call for the Company to make payments of cash, policy credits or additional death benefits to owners of eligible policies. These costs, plus legal expenses, total approximately $21,284,500 (net of taxes of $11,460,885) and were recognized in 1999.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments in the accompanying financial statements and notes thereto:

         Cash and cash equivalents, accrued investment income and policy loans:
         The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values.

         Fixed maturity and equity securities: Fair values of bonds and stocks are based on quoted market prices where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services, or in the case of private placements, by discounting expected future cash flow using a current market rate applicable to the yield, credit quality and maturity of the investments.

         Mortgage loans: The fair value of mortgage loans was estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for similar maturities.

         Investment-type contracts: The fair value of deferred annuities is believed to approximate the cash surrender value. The carrying amounts of other investment-type contracts approximate their fair value.

         Surplus notes: The fair value of surplus notes are estimated using values obtained from an independent pricing service based on the bid price of the notes on the given date.

              Indianapolis Life Insurance Company and Subsidiaries

                                December 31, 2000


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and fair values of the Company's financial instruments at December 31, are as follows:

                                                        2000                               1999
                                          ----------------------------------------------------------------------
                                             CARRYING                            CARRYING
                                              AMOUNT         FAIR VALUE           AMOUNT         FAIR VALUE
                                          ----------------------------------------------------------------------
ASSETS:
Fixed maturity securities:
   Available for sale                      $3,852,177,748    $3,852,177,748    $4,083,679,362    $4,083,679,362
   Held to maturity                           227,084,246       234,644,385       252,226,207       250,157,576
Equity securities                              13,195,074        13,195,074         8,484,261         8,484,261
Mortgage loans                                369,510,962       385,097,702       378,053,935       382,843,780

LIABILITIES:
Deferred annuities                          2,896,324,342     2,788,664,311     3,268,272,248     3,087,879,171
Surplus notes                                  25,000,000        27,027,500        25,000,000        25,906,250

The fair values of the Company's liabilities for insurance contracts other than investment-type contracts are not required to be disclosed. However, the estimated fair values for all insurance liabilities are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                ($ in thousands)

                                               March 31,    December 31,
                                                2001           2000
                                             ---------------------------
                                                     (unaudited)
Assets
Investments:
    Fixed maturity securities:
      Available for sale, at fair value       $1,464,167     $3,852,178
      Trading, at fair value                   2,314,428              -
      Held to maturity, at amortized cost        225,268        227,084
    Equity securities, at fair value              10,772         13,195
    Mortgage loans                               371,442        369,511
    Policy loans                                 193,745        191,305
    Other invested assets                         16,388         10,022
    Cash and cash equivalents                    120,107         94,383
                                             ---------------------------
Total investments                              4,716,317      4,757,678

Accrued investment income                         51,190         57,432
Reinsurance recoverable                          344,428        267,098
Deferred acquisition costs                       359,073        351,575
Receivables and other assets                       4,107         12,026
Federal income taxes                                 530         20,053
Property and equipment                            33,269         29,809
Present value of future profits                    9,491          7,959
Goodwill                                          17,415         17,702
Separate account assets                          315,691        353,233
                                             ---------------------------
Total assets                                  $5,851,511     $5,874,565
                                             ===========================

See accompanying notes.

              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                ($ in thousands)


                                                       March 31,     December 31,
                                                         2001           2000
                                                      ---------------------------
                                                      (unaudited)
Liabilities and policyowners' surplus
Liabilities:
    Policy reserves for future benefits                $4,695,748     $4,721,099
    Other policyowner funds                               201,441        189,908
    Accrued commissions and general expenses                4,884          8,089
    Surplus notes                                          25,000         25,000
    Other liabilities and reserves                        156,141        138,431
    Deferred federal income taxes                          21,562         14,673
    Separate account liabilities                          315,691        353,233
                                                      ---------------------------
Total liabilities                                       5,420,467      5,450,433

Minority interest in consolidated subsidiaries            106,629        105,655

Policyowners' surplus:
    Accumulated other comprehensive income                  5,173            326
    Surplus                                               319,242        318,151
                                                      ---------------------------
Total policyowners' surplus                               324,415        318,477




                                                      ---------------------------
Total liabilities and policyowners' surplus            $5,851,511     $5,874,565
                                                      ===========================

              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                ($ in thousands)
                                   (unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                         2001           2000
                                                     --------------------------
Revenues
Premiums                                              $  42,351      $  43,643
Policy and contract charges                              19,910         16,895
Net investment income                                    64,005         68,393
Realized/unrealized gains (losses) on investments       (13,798)         5,990
                                                     --------------------------
Total revenues                                          112,468        134,921

Benefits and expenses
Policy benefits                                          80,186         83,270
Underwriting, acquisition and insurance
    expenses                                             20,306         30,383
Reorganization Costs                                        783          1,934
Interest                                                    541            541
Dividends to policyowners                                 8,085          8,139
                                                     --------------------------
Total benefits and expenses                             109,901        124,267
                                                     --------------------------

Income before federal income taxes and minority
    interest                                              2,567         10,654

Federal income taxes                                        926          3,982
Minority interest in consolidated subsidiaries               55          1,343
                                                     --------------------------
Income before cumulative effect of change in
    accounting for derivatives                            1,586          5,329
Cumulative effect of change in accounting for
    derivatives, net of tax and minority interest          (495)             -
                                                     --------------------------
Net income                                            $   1,091      $   5,329
                                                     ==========================

See accompanying notes.

              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF POLICYOWNERS' SURPLUS
                                ($ in thousands)


                                                              Accumulated
                                                                Other                               Total
                                                             Comprehensive                       Policyowners'
                                                             Income (Loss)       Surplus            Surplus
                                                             -------------------------------------------------
Balance at December 31, 1999                                   $ (10,229)        $ 308,003          $ 297,774

Net income                                                             -            10,148             10,148
Change in net unrealized gains on available
   for sale securities, net of deferred taxes                     10,555                 -             10,555
                                                             -------------------------------------------------
Comprehensive income                                              10,555            10,148             20,703
                                                             -------------------------------------------------
Balance at December 31, 2000                                         326           318,151            318,477

(2001 unaudited)
Net income                                                             -             1,586              1,586
Change in accounting for derivatives                                   -              (495)              (495)
Transfer related to unrealized loss on
   available-for-sale securities reclassified to
   trading                                                             9                 -                  9
Change in net unrealized gains on available
   for sale securities, net of deferred taxes                      4,838                 -              4,838
                                                             -------------------------------------------------
Comprehensive income                                               4,847             1,091              5,938

                                                             -------------------------------------------------
Balance at March 31, 2001                                      $   5,173         $ 319,242          $ 324,415
                                                             =================================================

See accompanying notes.

                 INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   ($ in thousands)
                                     (unaudited)

                                                            Three Months Ended March 31,
                                                                2001            2000
                                                            ----------------------------
Operating activities
Net income                                                   $   1,091         $ 5,329
Minority interest in consolidated subsidiaries                      55           1,343
Cumulative effect of change in accounting for derivatives          495               -
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
   Amortization expense                                            323             393
   Realized/unrealized gains (losses) on investments            13,798          (5,990)
   Changes in operating assets and liabilities:
     Current and deferred income taxes                          15,458           5,962
     Deferred acquisition costs                                (24,928)        (23,511)
     Amortization of deferred acquisition costs                 12,079          16,143
     Policyowner assessments on universal life                 (19,910)        (16,895)
     Interest credited to policyowner accounts                   3,266          12,804
     Liabilities for future policy benefits                    135,213         (59,115)
     Policy, contract claims and other policyowner funds         7,961          10,658
     Accrued investment income                                   6,242             900
     Reinsurance recoverable                                  (209,798)         19,012
     Fixed maturity securities held for trading purposes       137,141               -
     Other assets and liabilities                               11,648          (2,066)
                                                            ----------------------------
Net cash provided (used) by operating activities                90,134         (35,033)

Investing activities
Proceeds from sales, calls or maturities:
   Fixed maturities                                            628,534         278,370
   Equity securities                                             2,060              21
   Mortgage loans                                                5,756           7,724
   Other invested assets                                         1,206             186
Purchases:
   Fixed maturities                                           (709,486)       (326,566)
   Equity securities                                              (449)         (1,410)
   Mortgage loans                                               (7,939)        (10,198)
   Other invested assets                                        (3,178)         (3,521)
   Change in policy loans                                       (2,440)           (345)
                                                            ----------------------------
Net cash provided (used) by investing activities               (85,936)        (55,739)

Financing activities
Investment from minority interest in subsidiaries                    -         100,000
Purchase of minority interest in subsidiaries                        -         (77,241)
Deposits to policyowner accounts                                67,448          68,748
Withdrawals from policyowner accounts                          (45,922)        (45,581)
                                                            ----------------------------
Net cash provided by financing activities                       21,526          45,926
                                                            ----------------------------

Net increase (decrease) in cash                                 25,724         (44,846)
Cash and cash equivalents at beginning of year                  94,383         174,417
                                                            ----------------------------
Cash and cash equivalents at end of year                     $ 120,107       $ 129,571
                                                            ============================

See accompanying notes.

              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                 MARCH 31, 2001


(1)      BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments were of a normal recurring nature, unless otherwise noted in Management's Discussion and Analysis and the Notes to Financial Statements. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001 (see further discussion in Management's Discussion and Analysis). For further information, refer to the 2000 consolidated financial statements and footnotes thereto.

(2)      DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138, which requires that all derivative instruments, including certain derivative instruments embedded in other contracts, be reported on the balance sheet at fair value. Accounting for gains and losses resulting from changes in the values of derivatives is dependent upon the use of the derivative and its qualification for special hedge accounting. In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment as of January 1, 2001, upon adoption of the standard to recognize its derivative instruments at fair value resulting in a pre-tax reduction to income of $1.4 million ($0.5 million net of tax and minority interest). The reduction to income, which is classified as a "cumulative effect of change in accounting for derivatives, net of tax and minority interest" in the Consolidated Statements of Income, is attributable to adjustments to fair value for certain fixed annuity products.

         The Company has three fixed annuity products that credit interest based on a total return strategy. Under the total return strategy, the policyowner is allowed to allocate their premium payments to different asset classes within the Company's general account. The annuity contract is credited with an interest rate equal to the total return on the general account assets to which the selected strategy is linked, less certain charges. The total return adjustment is paid when a policyholder accesses the funds. The Company guarantees a minimum return of premium plus approximately 3% interest per annum over the life of the contract. The general account assets backing the total return strategy of these products are fixed maturity securities and are designated by the Company as held for trading. Both the trading securities held by the Company and the annuity contracts are valued at fair value. The change in fair value for the trading securities is included in realized/unrealized gains (losses) on investments and the change in fair value of the annuity contracts is included in policyowner benefits in the Consolidated Statements of Income.

         During the first quarter of 2001, realized/unrealized gains (losses) on investments included an unrealized loss of $16.0 million from the change in fair value on trading securities. Policyowner benefits included an offsetting adjustment from fair value changes in total return strategy annuity contracts of $3.4 million.

         The following table summarizes the impact on net income of adopting SFAS No. 133 in the cumulative effect of change in accounting for derivatives as of January 1, 2001, and the market value adjustments on trading securities and derivatives in the first quarter of 2001:

                                                                    Cumulative Effect of
                                                                    Change in Accounting           Three Months
                                                                       for Derivatives                Ended
                                                                       January 1, 2001            March 31, 2001
                                                                   ----------------------        ----------------
Fixed maturity securities held for trading                          $                 -           $     (15,998)
Total return strategy fixed annuity liabilities                                  (5,571)                  3,382
Deferred policy acquisition cost amortization impact
     of net adjustments                                                           4,185                   8,886
                                                                   ----------------------        ----------------
     Pre-tax (loss)                                                              (1,386)                 (3,730)
     Income taxes                                                                   485                   1,306
     Minority interest                                                              406                   1,091
                                                                   ----------------------        ----------------
     Net (loss)                                                     $              (495)          $      (1,333)
                                                                   ======================        ================

         The after-tax loss of $1.3 million for the three months ended March 31, 2001 includes $0.5 million of after-tax loss related to the initial reclassification of the fixed maturity securities from available-for-sale to trading.

(3)      REORGANIZATION AND BUSINESS COMBINATION

         The Company was formerly a mutual insurance company that was owned by individuals and entities who held insurance policies or annuity contracts issued by the Company (Members). On May 18, 2001, the Company converted to a stock form and AmerUs acquired 100% of the stock from the ILICO Members for an amount of cash, policy credits and shares of AmerUs common stock equal to the value of 9.3 million shares of AmerUs common stock (the "Combination"). The purchase price totaled approximately $326 million.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
              INDIANAPOLIS LIFE INSURANCE COMPANY AND SUBSIDIARIES

                                 MARCH 31, 2001

         The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Selected Consolidated Financial and Operating Data and Consolidated Financial Statements and related notes.

NATURE OF OPERATIONS

         Indianapolis Life Insurance Company (ILICO) is an insurance company engaged in the business of marketing, underwriting and distributing individual life and annuity products. ILICO is incorporated in the State of Indiana and conducts business in 46 states and the District of Columbia. As of March 31, 2001, ILICO owned a 55% interest (100% of the outstanding voting common stock) in The Indianapolis Life Group of Companies, Inc. (ILGC). AmerUs Group Co. (AmerUs) owned the remaining 45% interest (100% of the outstanding nonvoting common stock) in ILGC. ILGC is a holding company that owns four principal subsidiaries: IL Annuity and Insurance Company (IL Annuity), Bankers Life Insurance Company of New York (Bankers), Western Security Life Insurance Company (Western) and IL Securities, Inc. (IL Securities). The consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations include the accounts and operations of ILICO, ILGC, IL Annuity, Bankers, Western and IL Securities (collectively the Company). The Company has two reportable operating segments: Life Insurance and Annuities. The Life Insurance segment's primary product offerings consist of whole life, universal life and term life insurance policies. The primary product offerings of the Annuity segment are fixed and variable annuities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         In accordance with GAAP, premium revenues reported for traditional life insurance products are recognized as revenues when due. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of a provision for future policy benefits and amortization of deferred policy acquisition costs. Interest sensitive life insurance premiums and annuity deposits received are reflected as increases in liabilities for policyowner account balances and not as revenues. Revenues reported for interest sensitive life and annuity products consist of policy charges for the cost of insurance, administration charges and surrender charges assessed against policyowner account balances. Surrender benefits paid relating to interest sensitive life insurance policies and annuity products are reflected as decreases in liabilities for policyowner account balances and not as expenses. Amounts for interest credited to interest sensitive life and annuity policyowner account balances are reported as expenses in the financial statements. The Company receives investment income earned from the funds deposited into account balances by interest sensitive life and annuity policyowners, the majority of which is passed through to such policyowners in the form of interest credited or a total return adjustment.

         The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are deferred to the extent that such costs are deemed collectible. The method of amortizing deferred policy acquisition costs for life insurance product varies, dependent upon whether the contract is participating or non-participating. Participating contracts are those which are expected to pay dividends to policyowners in proportion to their relative contribution to the Company's statutory surplus. Non-participating traditional life insurance deferred policy acquisition costs are amortized over the premium-paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues using assumptions consistent with those used in computing policy benefit reserves. Deferred acquisition costs for participating and interest sensitive policies are amortized as an expense primarily in proportion to expected profits or margins from such policies. This amortization is adjusted when current or estimated future gross profits or margins on the underlying policies vary from previous estimates. For example, the amortization of deferred policy acquisition costs is accelerated when policy terminations are higher than originally estimated or when investments supporting the policies are sold at a gain prior to their anticipated maturity. Death and other policyowner benefits reflect exposure to mortality risk and fluctuate from period to period based on the level of claims incurred within insurance retention limits. The profitability of the Company is primarily affected by expense levels, interest spread results (i.e., the excess of investment earnings over the interest credited to policyowners) and fluctuations in mortality, persistency and other policyowner benefits. The Company has the ability to mitigate adverse experience through adjustments to credited interest rates, policyowner dividends or cost of insurance charges.

ADJUSTED NET OPERATING INCOME

         The following table reflects net income adjusted to eliminate certain items (net of applicable income taxes and minority interest) which management believes do not necessarily indicate overall operating trends. For example, net realized capital gains or losses on investments, excluding gains or losses on convertible preferred stocks and bonds that are considered core earnings, are eliminated. Net realized capital gains or losses on investments may be realized at the sole discretion of management and are often realized in accordance with tax planning strategies. Therefore, net realized capital gains or losses do not reflect the Company's ongoing earnings capacity. Different items are likely to occur in each period presented and others may have different opinions as to which items may warrant adjustment. Adjusted net operating income is the basis used by the Company in assessing its overall performance. Adjusted net operating income as described here may not be comparable to similarly titled measures reported by other companies. The adjusted net operating income shown below does not constitute net income computed in accordance with GAAP.

                                                       For the Three Months Ended
                                                               March 31,
                                                         2001             2000
                                                      ----------------------------
($ in thousands)

Net Income                                             $ 1,091           $ 5,329

Net non-core realized (gains) losses (A)                  (214)              (58)

Net effect of accounting differences
   from the adoption of SFAS 133 (B)                      1,333                -

Net amortization of deferred policy
   acquisition costs due to non-core
   realized gains or losses (C)                             38                41

Reorganization costs (D)                                   705             1,257

Cumulative effect of change in
   accounting for derivatives (E)                          495                 -

                                                      ----------------------------
Adjusted Net Operating Income                          $ 3,448           $ 6,569
                                                      ============================

(A) Represents total realized gains or losses on investments less core realized gains or losses (defined as gains or losses on the convertible preferred stock and bond portfolio) adjusted for income taxes and minority interest on such amounts. Non-core realized gains or losses may vary widely between periods. Such amounts are determined by management's timing of individual transactions and do not necessarily correspond to the underlying operating trends.

(B) Represents the net effect of the accounting differences during the quarter resulting from the Company's adoption of SFAS No. 133, adjusted for income taxes and minority interests. The accounting differences consist of market value adjustments on trading securities and certain annuity contracts, and the associated change in amortization of deferred acquisition costs resulting from such adjustments.

(C) Represents amortization of deferred policy acquisition costs on the non-core realized gains or losses that are included in product margins, adjusted for income taxes and minority interest on such amounts.

(D) Represents costs directly related to the Company's demutualization adjusted for income taxes. These costs consist primarily of legal, actuarial and consulting expenses.

(E) Represents the cumulative effect of change in accounting for derivatives, net of income taxes and minority interest, as of January 1, 2001, the initial date of application SFAS No. 133.

         Adjusted net operating income decreased $3.2 million to $3.4 million for the first quarter of 2001 compared to $6.6 million for the first quarter of 2000. The decrease in adjusted net operating income was primarily due to decreased investment results not fully offset by lower policy benefits. The changes in adjusted net operating income are analyzed further in the results of operations discussion.

RESULTS OF OPERATIONS

         The Company has two reportable operating segments: Life Insurance and Annuities. The following table sets forth information regarding the Company's sales activity by product:

                                   Three Months Ended
                                        March 31,
($ in thousands)                   2001         2000
                               --------------------------
Life Premiums:
Traditional life insurance:
   Whole life                   $     256      $     385
   Term life                          860          2,303
Interest sensitive life:
   Whole life                       7,196          5,661
   Universal life                   3,945          4,568
                               --------------------------
   Sub-total                       12,257         12,917
Reinsurance assumed                   707          1,381
Reinsurance ceded                  (1,547)        (2,296)
                               --------------------------
   Total life premiums,
   net of reinsurance (1)       $  11,417      $  12,002
                               ==========================

 Annuity Premiums:
Fixed                           $  28,597      $  97,976
Variable                           10,483         21,864
                               --------------------------
   Sub-total                       39,080        119,840
Reinsurance assumed                     -              -
Reinsurance ceded                  (9,129)       (60,966)
                               --------------------------
Total annuity premiums,
   net of reinsurance (2)       $  29,951      $  58,874
                               ==========================

(1) Annualized premiums
(2) Annuity collected premium 1st year

         Total direct life insurance sales as measured by annualized premiums decreased $0.6 million to $12.3 million for the three months ended March 31, 2001, compared to $12.9 million for the same period in 2000. The Company has shifted its focus from traditional life products to interest sensitive products which resulted in a decline in traditional whole life and term premiums of $1.5 million in 2001 as compared to 2000 and an increase in interest sensitive life premiums between the periods of $0.9 million. As expected, term life sales declined by sixty percent from first quarter 2000, as last year's sales were temporarily boosted by higher consumer demand in anticipation of impacts to term product pricing from insurance industry regulatory changes taking effect January 1, 2000.

         The Company also private labels various whole life, term and interest sensitive life products. The products are issued by the Company's private label partners and then assumed in whole or in part by the Company. Sales through the private label distribution channel, shown as Reinsurance assumed in the above table, totaled $0.7 million for 2001 compared to $1.4 million for the same period in 2000. The decline in private label distribution sales between periods was primarily attributable to the reduced consumer demand for term products discussed previously and the loss of one private label partner. The Company has added two new private label partners who commenced production during the first quarter of 2001 that are anticipated to more than offset the discontinued partner's production.

         Annuity sales declined $80.7 million to $39.1 million for the three months ended March 31, 2001, compared to $119.8 million for the same period in 2000. The majority of the Company's annuity sales are fixed annuity sales that are primarily produced by one independent marketing organization, Legacy Marketing Group (LMG). The Company has marketed two fixed annuity products, VisionMark and VisionMark II, through Legacy Marketing Group, each of which is based on a total return strategy and allow the policyowner to allocate their premium payments to different asset classes within the Company's general account. Under the total return strategy, the annuity contract is credited with an interest rate equal to the total return on the general account assets to which the selected strategy is linked less certain charges. This total return adjustment is paid when a policyholder accesses the funds. The Company guarantees a minimum return of premium plus approximately 3% interest per annum over the life of the contract. The Company has reinsured approximately 80% of the VisionMark product and 70% of the VisionMark II. Both contracts are reinsured on a modified coinsurance basis. LMG produced approximately $1.3 billion and $1.5 billion of fixed annuities for the Company in 1999 and 1998, respectively. A variety of factors, including general market conditions, increased competition in the marketplace, product performance and delays in the introduction of new product, substantially reduced sales of fixed annuity products through LMG in 2000 to $195.0 million. Sales of fixed annuities by LMG for the first three months of 2001 were $21.1 million compared to $90.2 million for the first three months of 2000. This resulted in a corresponding decline in reinsurance ceded to $9.1 million for the first three months of 2001 from $61.0 million for the first three months of 2000. With the introduction of a third generation fixed annuity product, VisionMark Advantage, during January, 2001, it is anticipated that fixed annuity sales through LMG during 2001 will be approximately $200 million.

         A summary of the Company's revenue follows:

                                                     Three Months Ended
                                                         March 31,
($ in thousands)                                     2001           2000
                                                 ---------------------------

Premiums                                           $ 42,351        $ 43,643
Policy and contract charges                          19,910          16,895
Net investment income                                64,005          68,393
Realized/unrealized gains (losses)
   on investments                                   (13,798)          5,990
                                                 ---------------------------
Total                                             $ 112,468       $ 134,921
                                                 ===========================

         Premiums were $42.4 million for the three months ended March 31, 2001, compared to $43.6 million for the same period in 2000. Premiums primarily consist of traditional term and participating product premiums. The decrease in premiums in 2001 as compared to 2000 was primarily due to the shift in sales focus from these traditional products to interest sensitive life products. As explained previously, interest sensitive life insurance premiums are reflected as increases in liabilities for policyowner account balances and the revenues on these products are reflected as policy charges, which are discussed below. This shift in sales focus is expected to continue in future periods.

         Policy and contract charges increased $3.0 million to $19.9 million for the three months ended March 31, 2001, compared to $16.9 million for the same period in 2000. Policy and contract charges primarily consist of charges for the cost of insurance, administrative charges and surrender charges assessed on interest sensitive life and annuity product policyowner account balances. The growth in interest sensitive life product sales increased policy and contract charges by approximately $1.8 million. Annuity surrenders were higher in the first quarter of 2001 as compared to the first quarter 2000, increasing policy and contract charges by approximately $1.3 million. Annuity results are driven by the large block of total return strategy fixed annuity policies discussed previously. The market performance of these assets declined for the three months ended March 31, 2001, and this contributed to an increase in the withdrawal rate on the fixed annuity block from 13.5% in 2000 to 17.6% in 2001. To combat the higher withdrawal rate, the Company is in the process of implementing an enhanced conservation program targeted to start during the third quarter of 2001. In addition, the Company is utilizing new investment managers to improve product performance.

         Net investment income was $64.0 million for the three months ended March 31, 2001, compared to $68.4 million for the same period in 2000. The decrease of $4.4 million in 2001 was primarily attributable to lower average invested assets. Average invested assets decreased approximately $365.4 million to $4,737.0 million for the first quarter of 2001 from $5,102.4 million for the first quarter of 2000, primarily due to increased surrenders of the Company's fixed annuity business. Partially offsetting this decrease in average invested assets was a higher effective yield. The effective yield of the investment portfolio increased 4 basis points to 5.40% for the three months ended March 31, 2001, compared to 5.36% for the same period in 2000. The increase in yield primarily resulted from higher investment yields on assets acquired in 2001 versus the portfolio yield in the prior period. The effective yield of the portfolio is lower than would typically be expected due to the Company's high percentage of convertible bonds in its investment portfolio. The convertible bonds back a majority of the Company's total return strategy fixed annuity products. While convertible bonds typically result in lower investment income, they provide the potential for higher total returns through realized capital gains, which are included in the total return adjustment to the annuity policyholders.

         Total realized/unrealized gains (losses) on investments were a net loss of $13.8 million for the first quarter of 2001 compared to a net gain of $6.0 million for the same period a year ago. The significant change between periods is primarily driven by the Company's adoption of SFAS No. 133, which resulted in a $16.0 million unrealized loss on investments for the first quarter of 2001. In connection with adopting SFAS No. 133, the Company reclassified the fixed maturity securities that back its total return strategy fixed annuity products from available-for-sale to trading. SFAS No. 133 requires the Company to adjust to market the total return strategy fixed annuity contracts. By classifying the assets that back these products as trading, the Company also records a market value adjustment on these assets which offsets a portion of the market value change on the liabilities. The corresponding market value adjustment on the liability side was a $3.4 million reduction in the total return strategy fixed annuity liabilities which is reflected in the "Policy benefits" line of the Consolidated Statements of Income. In addition, there was an $8.9 million reduction in deferred policy acquisition cost amortization due to the impact these two market value adjustments had on gross margins. Partially offsetting the $16.0 million unrealized loss incurred during the quarter on the trading portfolio were $2.2 million of realized gains on investments. In comparison, there were $6.0 million of realized gains on investments a year ago. The level of realized gains and losses will fluctuate from period to period depending on the prevailing interest rate and economic environment and the timing of the sale of investments.

         A summary of the Company's benefits and expenses follows:

                                            Three Months Ended
                                                March 31,
($ in thousands)                          2001             2000
                                      ----------------------------

Policy benefits                        $  80,186        $  83,270
Underwriting, acquisition
   and insurance expenses                 12,089           13,847
Amortization of deferred policy
    acquisition costs                      8,217           16,536
Reorganization costs                         783            1,934
Interest                                     541              541
Dividends to policyowners                  8,085            8,139
                                      ----------------------------
Total                                  $ 109,901        $ 124,267
                                      ============================



         Policy benefits decreased $3.1 million to $80.2 million for the quarter ended March 31, 2001, compared to $83.3 million for the same period in 2000. Policy benefits primarily consist of death and surrender benefits and changes in reserves on traditional products, death benefits in excess of account value and interest credited on policyowner account balances for interest sensitive and annuity products, and modified coinsurance reinsurance interest payments. As discussed previously, the Company's adoption of SFAS No. 133 also impacted this line item and contributed to the decline in policy benefits between first quarter periods. In accordance with SFAS No. 133, the Company adjusted the total return strategy fixed annuity contracts to market which, based on the economic environment, resulted in a $3.4 million reduction in reserve balances. In addition, the decrease in average annuity account balances due to increased surrenders also decreased the amount of interest credited included in policy benefits. Annuity spreads remained constant between first quarter periods at 255 basis points. Partially offsetting these reductions to policy benefits was slightly higher mortality expense as compared to a year ago and increased interest credited on interest sensitive life policies. The weighted average crediting rate on interest sensitive life products was 5.9% for the first quarter of 2001 compared to 5.6% for the same period in 2000.

         Underwriting, acquisition and insurance expenses decreased $1.7 million to $12.1 million for the three months ended March 31, 2001, compared to $13.8 million for the same period in 2000. The reduction in 2001 expenses was primarily attributable to decreased consulting and actuarial expenses. Partially offsetting this decline in expenses was $1.8 million of legal settlement costs incurred in the first quarter of 2001.

         Amortization of deferred policy acquisition costs was $8.2 million for the quarter ended March 31, 2001, compared to $16.5 million for the same period in 2000. Deferred policy acquisition costs are generally amortized in proportion to gross margins. As discussed previously, due to the impact the market value adjustments made to trading securities and annuity liabilities in accordance with SFAS Nos. 133 had on gross margins, amortization of deferred policy acquisition costs was reduced by approximately $8.9 million.

         Reorganization expenses, which consist primarily of legal, actuarial and consulting expenses relating to the Company's demutualization, decreased to $0.8 million for the first three months of 2001 as compared to $1.9 million for the first three months of 2000. The 2000 period expense was higher due to outside consultant expenses incurred in relation to the Company's demutualization during that period.

         Interest expense was $0.5 million for both of the three month periods ended March 31, 2001 and 2000. Interest expense for both periods reflected three months of interest expense on the Company's $25.0 million, 8.66% outstanding surplus note, due on April 1, 2011.

         Dividends to policyowners were $8.1 million for both of the three months ended March 31, 2001 and 2000.

         Income before federal income taxes and minority interest was $2.6 million for the three months ended March 31, 2001 compared to income before federal income taxes and minority interest of $10.7 million for the same period in 2000. The adoption of SFAS No. 133 resulted in a decline of approximately $3.7 million in income before federal income taxes and minority interest as compared to a year ago. In addition, the reduction in realized gains on investments and net investment income discussed previously, partially offset by reduced legal, actuarial, and consulting expenses, contributed to the remaining decrease in pre-tax income between first quarter periods.

         Federal income tax expense was $0.9 million for the three months ended March 31, 2001, compared to $4.0 million for the same period in 2000. The effective income tax rate was 36.1% and 37.4% for the first quarter of 2001 and 2000, respectively. These rates are above the effective corporate tax rate of 35% primarily due to certain non-deductible expenses associated with the Company's reorganization. In addition, during the first three months of 2000, there was a $1.0 million charge for policy reserves which was not deductible for tax purposes and, therefore, contributed to the higher effective tax rate for that period.

         Minority interest represents the minority stockholder's ownership percentage share of consolidated net income of ILICO's subsidiary, ILGC. The minority stockholder ownership percentage was 45.0% for both the three months ended March 31, 2001 and 2000. The minority interest in consolidated subsidiaries' share of net income for the first three months was $0.1 million for 2001 and $1.3 million for 2000 consistent with the lower income levels in 2001.

         The Company adopted SFAS No. 133 as of January 1, 2001. In accordance with the provisions of this statement, the Company has recorded the difference between the previous carrying amounts of its derivative instruments and the fair value of its derivative instruments, as of the initial application date, as the effect of a change in accounting principle. The gross difference between carrying amounts and fair value amounts of the Company's derivative instruments was a reduction to income of approximately $5.6 million. The deferred policy acquisition cost amortization impact from the derivative adjustments was approximately $4.2 million, the income tax benefit was $0.5 million, and the minority interest portion was $0.4 million, resulting in the net cumulative effect of change in accounting for derivatives of $0.5 million.

         Net income was $1.1 million for the three months ended March 31, 2001, compared to net income of $5.3 million for the same period in 2000. As discussed above, the Company adopted SFAS No. 133 effective January 1, 2001, which had a cumulative effect of reducing net income by $0.5 million. Excluding this one-time cumulative effect, net income decreased by $3.7 million. As discussed previously, the accounting changes from SFAS No. 133, along with lower investment income and realized gains, primarily resulted in the reduction in net income between first quarter periods.

ITEM 7b.       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
               FINANCIAL INFORMATION

         The following tables show financial information after giving effect to the Combination as though it had occurred on an earlier date (which we refer to as "pro forma" information). In the Combination, ILICO eligible Members receive AmerUs common stock, cash and policy credits. The value of the aggregate payment is equal to the value of 9.3 million shares of AmerUs common stock. The following pro forma financial information also reflects that AmerUs, as part of the Combination, made a preliminary investment of $100 million in ILGC, of which $77.2 million was used by ILGC to repurchase its former minority interest (stock held by two other investors), with the remainder retained in ILGC as additional capital. The financial information is provided as of March 31, 2001, and for the three months ended March 31, 2001 and for the year ended 2000. In presenting the pro forma balance sheet information, we assumed that the Combination had occurred March 31, 2001. In presenting the pro forma income statement information for March 31, 2001 and 2000, we assumed that the Combination had occurred as of January 1, 2000. The pro forma information gives effect to the Combination under the purchase method of accounting in accordance with GAAP.

         We expect that we will incur transaction and integration charges as a result of combining the companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Combination occurred on January 1, 2000, or any other date.

                                  AMERUS GROUP
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2001
                                 ($ IN MILLIONS)

                                                                               -----------  ----------  -----------     -----------
                                                                                                                         Pro Forma
                                                                                                                          for the
                                                                                 AmerUs       ILICO     Combination     Combination
                                                                               Historical   Historical   with ILICO      with ILICO
                                                                               -----------  ----------  -----------     -----------
 ASSETS:
       Investments:
          Securities available for sale at fair value:
              Fixed maturity securities                                        $  8,612.2   $ 1,464.2   $     11.4  (B) $ 10,087.8
              Equity securities                                                     162.2        10.8       (106.6) (C)       62.9
                                                                                                              (3.5) (H)
              Short-term investments                                                 13.2         -            -              13.2
          Fixed maturity securities held for trading at fair value                   36.5     2,314.4          -           2,350.9
          Fixed maturity securities held to maturity at amortized cost                          225.3          -             225.3
          Loans                                                                     563.6       371.4          4.0  (B)      939.0
          Real estate                                                                 1.9         0.7          0.2  (B)        2.8
          Policy loans                                                              311.1       193.7          -             504.8
          Other investments                                                         294.9        15.7          -             310.6
                                                                               -----------  ----------  -----------     -----------
               Total investments                                                  9,995.6     4,596.2        (94.5)       14,497.3
                                                                               -----------  ----------  -----------     -----------

       Cash and cash equivalents                                                     44.5       120.1        (10.7) (A)      149.7
                                                                                                              (4.2) (H)
       Accrued investment income                                                    123.4        51.2          -             174.6
       Premiums, fees and other receivables                                           8.1         4.1          -              12.2
       Reinsurance receivables                                                        8.9       344.4          -             353.3
       Deferred policy acquisition costs                                            423.3       359.1       (359.1) (D)      423.3
       Value of business acquired                                                   430.6         9.5        229.5  (E)      669.6
       Goodwill                                                                     186.4        17.4        (17.4) (F)      186.4
       Premises and equipment, net                                                   55.3        33.3          1.8  (B)       90.4
       Other assets                                                                 517.6         0.5          -             518.1
       Separate account assets                                                        -         315.7          -             315.7
                                                                               -----------  ----------  -----------     -----------
                                                               Total Assets    $ 11,793.7   $ 5,851.5   $   (254.6)     $ 17,390.6
                                                                               ===========  ==========  ===========     ===========
 LIABILITIES:
       Policy reserves and policyowner funds                                   $ 10,037.2   $ 4,897.2   $    (33.4) (B) $ 14,901.0
       Other liabilities                                                            682.8       182.6        (21.4) (G)      844.0
       Notes and contracts payable                                                    -          25.0          -              25.0
       Separate account liabilities                                                   -         315.7          -             315.7
                                                                               -----------  ----------  -----------     -----------
                                                          Total Liabilities      10,720.0     5,420.5        (54.8)       16,085.7
                                                                               -----------  ----------  -----------     -----------

 MINORITY INTEREST                                                                    -         106.6       (106.6) (C)        -
 COMPANY OBLIGATED MANDITORILY REDEEMABLE
       PREFERRED CAPITAL SECURITIES                                                 197.7         -            -             197.7
 STOCKHOLDERS' EQUITY
       Common stock, $1 stated value, 39,018,217 shares
         assumed outstanding March 31, 2001 on a pro forma basis                     30.0         -            9.0  (A)       39.0
       Additional paid-in capital                                                   810.1         -          222.2  (A)    1,032.3
       Unearned compensation                                                         (0.1)        -            -              (0.1)
       Accumulated other comprehensive income                                        19.0         5.2         (5.2) (A)       19.0
       Unallocated ESOP shares                                                       (0.7)        -            -              (0.7)
       Retained earnings                                                             17.7         -            -              17.7
       Unassigned surplus                                                             -         319.2       (319.2) (A)        -
                                                                               -----------  ----------  -----------     -----------
                                                 Total Stockholders' Equity         876.0       324.4        (93.2)        1,107.2
                                                                               -----------  ----------  -----------     -----------
                                               Total Liabilities and Equity    $ 11,793.7   $ 5,851.5   $   (254.6)     $ 17,390.6
                                                                               ===========  ==========  ===========     ===========

       Book value per share                                                    $    29.20                               $    28.39
       Share used in the calculation of book value per share (in millions)           30.0                                     39.0

              (The Accompanying Notes are an integral part of this
                 Unaudited Pro Forma Consolidated Balance Sheet)

                                  AMERUS GROUP
                               UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                        THREE MONTHS ENDED MARCH 31, 2001
                    ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                               -----------  ----------  -----------     -----------
                                                                                                                         Pro Forma
                                                                                                                          for the
                                                                                 AmerUs       ILICO     Combination     Combination
                                                                               Historical   Historical   with ILICO      with ILICO
                                                                               -----------  ----------  -----------     -----------
 Revenues
       Insurance premiums                                                      $     66.6   $    42.4   $      -        $    109.0
       Universal life and annuity product charges                                    24.3        19.9          -              44.2
       Net investment income                                                        181.1        64.0         (1.5) (I)      243.6
       Realized/unrealized gains (losses) on investments                            (39.8)      (13.8)         2.5  (J)      (51.1)
       Other income                                                                  10.3         -            -              10.3

                                                                               -----------  ----------  -----------     -----------
                                                                                    242.5       112.5          1.0           356.0
                                                                               -----------  ----------  -----------     -----------
 Operating Expenses
       Policyowner benefits                                                         129.9        80.2          -             210.1
       Underwriting, acquisition, and insurance expenses                             31.3        12.1         (0.2) (M)       43.2
       Reorganization costs                                                           -           0.8          -               0.8
       Amortization of deferred policy acquisition costs & VOBA                      25.3         8.2         (1.8) (E)       31.7
       Dividends to policyowners                                                     19.2         8.1          -              27.3
                                                                               -----------  ----------  -----------     -----------
                                                                                    205.7       109.4         (2.0)          313.1
                                                                               -----------  ----------  -----------     -----------
                            Income from continuing operations before interest
                                  expense, income taxes and minority interest        36.8         3.1          3.0            42.9

 Interest expense                                                                     7.3         0.5          -               7.8
                                                                               -----------  ----------  -----------     -----------
                             Income before income taxes and minority interest        29.5         2.6          3.0            35.1


 Income tax (expense)                                                               (10.0)       (0.9)        (0.9) (N)      (11.8)
 Minority interest                                                                    -          (0.1)         0.1  (I)        -
                                                                               -----------  ----------  -----------     -----------
                                        Net income from continuing operations  $     19.5   $     1.6   $      2.2      $     23.3
                                                                               ===========  ==========  ===========     ===========


       Net income from continuing operations per share (O):
           Basic                                                               $     0.65                               $     0.60
           Diluted                                                             $     0.64                               $     0.59

       Share used in the calculation of net income from continuing operations per share (in millions) (O):
           Basic                                                                     30.0                                     39.0
           Diluted                                                                   30.4                                     39.4

              (The Accompanying Notes are an integral part of this
             Unaudited Pro Forma Consolidated Statement of Income)

                               AMERUS GROUP
                            UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       YEAR ENDED DECEMBER 31, 2000
              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                               -----------  ----------  -----------     -----------
                                                                                                                         Pro Forma
                                                                                                                          for the
                                                                                 AmerUs       ILICO     Combination     Combination
                                                                               Historical   Historical   with ILICO      with ILICO
                                                                               -----------  ----------  -----------     -----------
 Revenues
        Insurance premiums                                                     $     88.9   $   162.4   $      -        $    251.3
        Universal life and annuity product charges                                   87.5        76.8         (3.4) (K)      160.9
        Net investment income                                                       586.6       273.2         (9.2) (I)      850.6
        Realized gains (losses) on investments                                       (8.6)        9.2          -               0.6
        Other income                                                                 34.5         -            -              34.5
        Contribution from Closed Block                                               24.5         -            -              24.5
                                                                               -----------  ----------  -----------     -----------
                                                                                    813.4       521.6        (12.6)        1,322.4
                                                                               -----------  ----------  -----------     -----------
 Operating Expenses
        Policyowner benefits                                                        451.2       346.8         (0.3) (L)      797.7
        Underwriting, acquisition, and insurance expenses                           122.1        60.9         (0.9) (M)      182.1
        Reorganization costs                                                         11.3        12.9          -              24.2
        Amortization of deferred policy acquisition costs and VOBA                   77.8        42.7        (14.1) (E)      106.4
        Dividends to policyowners                                                     6.0        30.1          -              36.1
                                                                               -----------  ----------  -----------     -----------
                                                                                    668.4       493.4        (15.3)        1,146.5
                                                                               -----------  ----------  -----------     -----------
                         Income from continuing operations before interest
                               expense, income taxes and minority interest          145.0        28.2          2.7           175.9

 Interest expense                                                                    29.7         2.2          -              31.9
                                                                               -----------  ----------  -----------     -----------
                          Income before income taxes and minority interest          115.3        26.0          2.7           144.0

 Income tax (expense)                                                               (42.5)      (11.6)        (0.5) (N)      (54.6)
 Minority interest                                                                  (21.7)       (4.3)         4.3  (I)      (21.7)
                                                                               -----------  ----------  -----------     -----------
                                     Net income from continuing operations     $     51.1   $    10.1   $      6.5      $     67.7
                                                                               ===========  ==========  ===========     ===========

        Net income from continuing operations per share (O):
            Basic                                                              $     2.44                               $     2.26
            Diluted                                                            $     2.43                               $     2.25

        Share used in the calculation of net income from continuing operations per share (in millions) (O):
            Basic                                                                    20.9                                     29.9
            Diluted                                                                  21.0                                     30.0

              (The Accompanying Notes are an integral part of this
             Unaudited Pro Forma Consolidated Statement of Income)

                                  AMERUS GROUP

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


         (A) Giving effect to the Combination under purchase accounting, the total purchase cost of ILICO will be allocated to the assets and liabilities acquired based on the relative fair values as of the effective date of the Combination, with any excess of the fair value of the assets acquired less the fair value of the liabilities assumed over the purchase price recorded as a reduction of non-current assets (value of business acquired). The cost allocations, primarily related to value of business acquired, investments, policy reserves and policyowner funds, and other liabilities are based on studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected here due to interest rate fluctuations, operating experience, and results of operations through the date of closing. Although the final allocations may differ, the pro forma financial statements reflect AmerUs' best estimate based on currently available information and the differences between the current and final allocations are not expected to be material.

         The average closing price of AmerUs common stock used in this pro forma data is $25.6875 per share, which represents the average of the closing prices of AmerUs Common Stock on the date of the announcement of the amended terms of the Combination, two days preceding, and two days succeeding the announcement.

         The Combination agreement calls for payment to ILICO's eligible Members of shares of AmerUs common stock, cash and policy credits equal in value to the value of at least 9.3 million shares of AmerUs common stock. Under the terms of the Combination agreement, AmerUs is committed at a minimum to distribute cash and policy credits equivalent to the value of approximately 300,000 shares of its common stock to ILICO's eligible Members. The Combination consideration consists of cash equal to the value of the minimum share amount of approximately 300,000 shares at a fair value of $35.63 per share and 9.0 million shares of AmerUs common stock. The fair value per share of $35.63 represents the average of the closing prices of the AmerUs common stock on the transaction closing date of May 18, 2001 and nine days succeeding the transaction closing date. In addition, the Combination consideration includes the preliminary investment AmerUs made in ILGC of $77.2 million and the costs of the Combination.

         The purchase price and additional capital contribution in accordance with the terms of the Combination are as follows:

Common stock at $1.00 stated value                                                           $    9.0
Additional paid-in capital                                                                      222.2
                                                                                             --------
     Total value of common stock exchanged, 9 million shares at $25.687 per share            $  231.2
Cash paid to ILICO's eligible Members, equivalent to 300,000 shares at $35.63 per share          10.7
Cash paid to acquire minority interest                                                           77.2
Costs of the combination                                                                          7.7
                                                                                             --------
     Total purchase price                                                                    $  326.8
Additional cash capital contribution to ILGC                                                     22.8
                                                                                             --------
     Total investment in ILICO                                                               $  349.6
                                                                                             ========

                                  AMERUS GROUP

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



         After issuance of 9.0 million shares of AmerUs common stock as Member consideration, AmerUs would have 39,018,217 shares of common stock outstanding on a pro forma basis.


The allocation of the purchase price of ILICO is as follows (in millions):

Investments (including cash and short-term investments)               $ 4,725.3
Receivables and other assets                                              435.3
Value of business acquired                                                239.0
Separate account assets                                                   315.7
Policyowner reserves and funds                                         (4,863.8)
Other liabilities                                                        (161.2)
Debt                                                                      (25.0)
Separate account liabilities                                             (315.7)
                                                                      ---------
  Total investment in ILICO                                           $   349.6
                                                                      =========




         The historical components of ILICO's equity have been eliminated in accordance with purchase accounting. In addition, common stock is adjusted to reflect the assumed number of shares issued in conjunction with the Combination, amounting to $9.0 million. Additional paid-in capital is also adjusted, based on the assumptions, for the excess of the Member consideration exchanged over the stated value of the AmerUs common stock, amounting to $222.2 million.

         (B) Under purchase accounting, ILICO's assets and liabilities are required to be adjusted to their estimated fair value. The estimated fair value of the assets and liabilities has been determined by AmerUs based on available information as follows:

         Fixed maturities and equity securities: fair values for bonds are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. The fair values for preferred and common stocks are based on quoted market prices.

         Loans: for all performing fixed interest rate loans, the estimated net cash flows to maturity were discounted to derive an estimated market value. The discount rate used was based on the individual loan's remaining weighted average life and a basis point spread based on the market conditions for the type of loan and credit quality. These spreads were over the March 31, 2001, United States Treasury yield curve. Performing variable rate commercial loans and residential loans were valued at the current outstanding balance. Loans which have been restructured, in foreclosure, significantly delinquent or are to affiliates were valued primarily at the lower of the estimated net cash flows to maturity discounted at a market rate of interest or the current outstanding principal balance.

         Real estate, premises and equipment: fair value is based on estimated appraised value.

         Policy reserves and policyowner funds: fair value is equal to the historical GAAP amounts for these items, with the exception that the unearned reserve liability has been eliminated.

                                  AMERUS GROUP

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



         (C) Represents the elimination of the carrying amount as of March 31, 2001 of the AmerUs preliminary investment in ILGC.

         (D) Represents the elimination of the unamortized balance of deferred policy acquisition costs (DAC).

         (E) Value of the insurance business acquired (VOBA) reflects the estimated fair value of the business in force and represents the portion of the cost to acquire ILICO that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the assumed date of the acquisition, reduced by the excess of the fair value of the assets acquired less the fair value of the liabilities assumed over the purchase price. This reduction amounted to approximately $8.0 million, resulting in a net VOBA asset of $239 million. Amortization is recognized in proportion to expected future gross profits over periods between 20 and 30 years and is based on the average interest crediting rates which range from 2.5% to 7.4% for 2001 and over the next five years. The estimated amortization for the next five years is as follows (in millions):

                       2001                   $ 24.3
                       2002                   $ 20.0
                       2003                   $ 19.2
                       2004                   $ 18.8
                       2005                   $ 18.0


         The Condensed Consolidated Statements of Income for the three months ended March 31, 2001 and the year ended December 31, 2000 reflect the reduction in DAC amortization due to the elimination of the DAC asset at the assumed effective date of the Combination, offset by the addition of VOBA amortization from the VOBA asset established at the assumed effective date of the Combination.

         (F) Represents the elimination of the unamortized balance of goodwill at the assumed effective date of the Combination.

         (G) Represents various liabilities assumed in connection with the Combination and the net impact on the deferred tax liability as a result of the purchase accounting adjustments as follows (in millions):

Deferred income taxes on purchase accounting adjustments              $  (27.6)
Establish liability for employment and severance agreements                6.2
                                                                      --------
                                                                      $  (21.4)
                                                                      ========


         (H) Represents estimated transaction costs, primarily investment banking and legal fees. Of the estimated total transaction costs of $7.7 million, approximately $3.5 million had been paid and capitalized prior to March 31, 2001. The remaining $4.2 million of estimated transaction costs are shown as a reduction in cash.

                                  AMERUS GROUP

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



         (I) Represents the following adjustments to net investment income as a result of the Combination and purchase accounting adjustments (in millions):

                                                                       Three Months
                                                                          Ended         Year Ended
                                                                         March 31,     December 31,
                                                                           2001            2000
                                                                       ------------    ------------
Reduction of net investment income from change in carrying value of the investment portfolio at the assumed effective date of the
  Combination                                                          $      (1.2)    $      (3.4)

Elimination of the earnings on the cash paid to ILICO's Eligible
  Members and the cash paid for the costs of the Combination,
  based upon a rate of 5% per annum                                           (0.2)           (0.9)

Elimination of the earnings on AmerUs' preliminary investment
  in ILICO included in AmerUs' historical net investment income               (0.1)           (4.3)

Elimination of the earnings on the cash paid by ILGC to repurchase
  its former minority interest, based upon a rate of 7% per annum                -            (0.6)
                                                                       ------------    ------------

                                                                       $      (1.5)    $      (9.2)
                                                                       ============    ============


         (J) Represents the reduction in unrealized losses on trading investments due to market value adjustments to the investment portfolio at the assumed effective date of the Combination. This adjustment only applies to the three month period ended March 31, 2001 due to the Company's adoption of SFAS 133 on January 1, 2001.

         (K) Represents the reduction of product charges due to the elimination of unearned revenues at the assumed effective date of the Combination. The unearned revenues are eliminated due to their inclusion in the determination of the value of the business acquired. This adjustment only applies to the year ended December 31, 2000 due to the Company's adoption of SFAS 133 on January 1, 2001.

         (L) Represents the reduction in policyowner benefits resulting from decreased investment income as previously discussed and the increase in policyowner reserves at the assumed effective date of the Combination due to market value adjustments to the investment portfolio. This adjustment only applies to the year ended December 31, 2000 due to the Company's adoption of SFAS 133 on January 1, 2001.

                                  AMERUS GROUP

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



         (M) Includes the effects of increased depreciation of $0.1 million and $0.2 million for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively, on the write-up of the ILICO home office premises calculated over 30 years on the straight-line method and the decreased goodwill amortization of $0.3 million and $1.1 million for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively, due to the elimination of historical goodwill.

         (N) Represents the income tax effects on the net pro forma adjustments based upon a 35% effective tax rate and the elimination of the mutual company differential earnings tax of $0.1 million for the year ended December 31, 2000.

         (O) The basic earnings per share calculation reflects net income from continuing operations divided by the weighted average number of shares outstanding for the three months ended March 31, 2001 and the year ended December 31, 2000, assuming that 9 million shares of AmerUs common stock were issued January 1, 2000 in connection with the Combination. The diluted earnings per share amount is calculated in the same manner with the weighted average number of shares outstanding increased for the dilutive effect of options, warrants, stock appreciation rights.